Exhibit 99.1

                            Global Aircraft Solutions
                           First Quarter 2007 Earnings
                                  May 24, 2007

Operator:           Good morning. My name is Lucia and I will be your conference operator today. At this time I would like to welcome everyone to the Global Aircraft Solutions First Quarter 2007 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

                    It is now my pleasure to turn the floor over to your host, Mr. Alan Sheinwald, of Alliance Advisors. Sir, you may begin your conference.

Alan Sheinwald:     Thank you and good morning. I'd like to thank everyone for joining us today for Global Aircraft Solutions' 2007 First Quarter Financial Results Conference Call. Mr. Ian Herman, Chairman; and Mr. John Sawyer, President and Chief Operating Officer of Global Aircraft Solutions will host your call today. If anyone participating on the call this morning does not have a copy of the earnings release, please contact our office at 914-669-0222.

                    Before we get started I'm going to review the Company's Safe Harbor statement. Statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and as such all forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Global Aircraft Solutions are such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Global Aircraft Solutions at this time. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions' services, and competitive pricing pressures.

                    In addition, other risks are more fully described in Global Aircraft Solutions' public filings with the US Securities and Exchange Commission which can be reviewed at www.sec.gov.

                    Gentlemen, congratulations on getting back the profitability this quarter and I'd now like to turn the call over to Mr. Ian Herman, Chairman of Global Aircraft Solutions. Ian?

Ian Herman:         Thank you, Alan, and thanks to all of you who are joining us today for our 2007 first quarter financial results conference call.

                    We are pleased that the Company how quickly we returned to profitability after its first down quarter in three years. As most of you are aware, the fourth quarter of 2006 loss was primarily attributable to the liquidity issues caused by slow payments from Avolar Airlines, BCI Aircraft Leasing and JetGlobal. Based on the events of the fourth quarter, management has been working diligently to get control back over our assets and cash flow. Therefore, we made the decision that although the JetGlobal transaction has been profitable for the Company, clearly this joint venture has been less than desirable in its effect on our liquidity and SEC filings. As a consequence, during the first quarter 2007, management decided to transfer its ownership interest in JetGlobal LLC, an entity in which the Company has a 30% ownership interest, to the other partner in JetGlobal LLC, BCI Aircraft Leasing. The parties executed a final agreement and settlement on April 20th, 2007, and should close within the next few days. Under the terms of the final agreement and settlement, in consideration for the Company's 30% ownership interest in JetGlobal, the Company will receive title, free and clear, to five aircraft valued at $1.5 million each. A sixth aircraft purchased from Global by JetGlobal, and which had MRO work performed by HAT, Hamilton Aerospace Technologies, will be returned to the Company in satisfaction of money due to the Company of $1.150 million, for that particular aircraft. The Company will also retain a trailing interest of 18% of any amount paid JetGlobal under (i) satisfaction of the claim against Delta and (ii) the JetGlobal claim against AFG for breach of contract. The terms of the final agreement with BCI did not result in any impairment to the Company, but final determination of the effect on operating results will be determined in the second quarter 2007, when it is expected the Company will have the results of JetGlobal's Delta Airlines bankruptcy claim.

                    Additionally, although we are not prepared to report a conclusion to recent discussions we've undertaken with Avolar in our attempt to collect on overdue payables, we continue to make progress in resolving the outstanding balance due Global Aircraft. Avolar has continued to make payments to reduce their debt to us and we believe that they will bring their account current with Global Aircraft in the near future.

                    With regard to Global Aircraft Leasing Partners, GALP, we announced in April the acquisition of three Boeing 737-300s, which we intend to lease or sell. Since then we have received numerous enquiries with these aircraft and have executed a sales contract on one aircraft and received two letters of intent on the other two aircraft. Additionally, we have issued a LOI, letter of intent, to purchase a Boeing 737-700 for over $20 million and have several potential customers for sale or lease. The 700 is an aircraft in high demand throughout the world. I've explained previously Global owns a 20% interest in GALP and will have a 20% equity interest in all GALP acquisitions without having to contribute additional equity. Also, Global has first right of refusal on all GALP maintenance, modification and ongoing support requirements. Consequently, we do anticipate that GALP will quickly generate profitable work for our wholly owned subsidiaries, Hamilton Aerospace and World Jet. On the other hand, bottom line contributions to Global by GALP's leasing transactions will tend to be more long term, but ultimately should be very significant.

                    Through our challenges we continue to grow and improve our business as a whole. This quarter we saw drastic improvement compared to the fourth quarter of 2006, as we once again attained profitability to our operating and net income. Although the Company was not as profitable as it was one year ago, I am confident that we will be able to build upon the top and bottom lines of this quarter moving forward.

                    I would now like to turn the call over to Mr. John Sawyer, President, to discuss our financial results for the quarter in detail. John?

John Sawyer:        Thank you, Ian.

                    Ladies and gentlemen, net sales for the first three months ending March 31st, 2007 decreased by 5.2 million, or 45%, to 6.3 million from
11.5 million for the first three months ending March 31st, 2006. Compared to the fourth quarter of 2006 sales increased approximately $1.4 million from $4.9 million. The decrease compared to the same period in 2006 was due to the absence of aircraft sales by Global coupled with a decrease in maintenance revenues.

                    Cost of sales for the first three months ending March 31st, 2007 decreased $3.4 million, or 45% to $4.1 million from $7.5 million for the same period in 2006. Cost of sales decreased due to the decrease in sales. Gross profit for the first quarter of 2007 totaled $2.1 million, compared to $4 million for the first quarter of 2006.

                    The Company reported an operating profit of $503,557 and a net income of $396,365 for the first quarter of 2007 compared to a $2 million operating profit and a $1.1 million net income for Q1 2006. These results for the first quarter of 2007 compare to an operating loss of $2.7 million and a net loss of $1.6 million for the fourth quarter of 2006.

                    On the balance sheet, the Company reported total current assets of $21 million and total assets of $28.9 million. Total liabilities for the quarter totaled $12.7 million, almost the same as Q1 of 2006. The current ratio improved slightly to 1.72 from the same period of 2006.

                    Stockholder's equity grew to 16.1 million or $0.41 a share based on a 39.6 million shares outstanding as of March 31st, 2007.

                    As Ian touched upon earlier, this quarter was a difficult time for the Company. I am very, very pleased that the Company was able to quickly return to profitability in the first quarter of 2007. We plan to continue making the progress we've made through the, in 2007 in the first quarter through the rest of 2007. I am particularly proud of the fact that our management team was able to turn a profit while working through challenging liquidity issues. I look forward to building upon this quarter by returning to be the positive top and bottom line trends that we have distinguished this Company with since its formation in 2002.

                    I would now like to turn the call back over to Ian for his closing comments. Thank you, Ian.

Ian Herman:         Thank you, John.

                    Again, the management team and I understand the importance of generating quality earnings and strong cash flow. We've made extraordinary progress in the first quarter of 2007 towards garnering control of our financial destiny with the recent exit from our JetGlobal venture. Our focus for the rest of the year will remain on selling those aviation assets profitability and reinvesting the cash flow directly into Global Aircraft. We believe this will provide our investors with the highest return on investment. Additionally, through our involvement in GALP, we will have the ability to take part in aviation opportunities without the financial risks associated with this business. I look forward to updating all of you as we make progress in the near future. I want to personally thank our shareholders for their support and we look forward to visiting with all of you again in mid August 2007 with our second quarter financial results.

                    At this time I would like to turn the call over to the Operator for a question-and-answer session.

Operator:           Thank you. At this time I'd like to remind everyone if you'd like to ask a question, please press star, then the number one on your touch-tone keypad. We'll pause for just a moment to compile the Q&A roster. Once again, that is star, one to pose a question.

                    Your first question comes from Madhu Kodali with Fertilemind Capital.

Aram Fuchs:         This is actually Aram Fuchs from Fertilemind Capital. I was wondering if you could give us more detail on the Avolar receivables, why specifically has this gotten out of hand and why are you confident now that it will get back to normal terms? Thanks.

John Sawyer:        Basically the reason this receivable had gotten out of
control into the fourth quarter and in the beginning of 2007 is the fact that we got a little bit out of our business mantra, and that was not to grow for growth's sake. We believe that Avolar wanted to do the right thing and that was to continue to grow their company concurrently with what all the additional stuff we've been doing to place the aircraft that they had told us which is approximately 12 airplanes by the end of the year on line. In doing so, we were told that they were capitalized enough to do this, so we got kind of, well we got way out in front of them. I think we've always been about $1 million ahead of them from the receivables side of our business, but basically overnight with the addition of four airplanes the receivables just, you know, it just grew fourfold and within about 90 days it tripled and that's really the basics of what happened. When we went back to do a lessons learned on this, we realized that, look, you know, we want to grow the company, we want to grow it for the right reasons, but we've got to have customers that are going to do what they say and not talk out of both sides of their mouths. So we've put some procedures in place that will prevent this from happening again with any customer and if we reach a certain threshold of a percentage of business and it grows we will then have a meeting with them to discuss their liquidity situation and at that time we will make a board decision not just a management decision, a board decision on moving forward or putting them on a cash only basis or limiting the amount of resources we can apply to their contract.

Aram Fuchs:         Okay. But I'm trying to figure out, you'd done business in countries outside of the States for quite some time, the remedy that you talk about seems sort of like international business 101. You know why did it take this quadrupling of receivables to think about that, and have you thought of just, you know, even international letter of credits or are these things pretty standard as well? Thanks.

John Sawyer:        Well you've got remember, we set up a facility for them in
Tijuana, Mexico, okay, and basically it wasn't like a lot of our other customers where typically most of our foreign customers are cash and carry, but their product is done here in Tucson at our facility at the Hamilton Aerospace facility in Tucson, and before the aircraft departs they pay their bill. In this case, this was more of a teaming contract where we're providing daily line support, daily routable support for parts; it's very, very easy for this type of contract to get rapidly out of hand. It's not a typical heavy maintenance where they're buying an airplane or we're taking their existing aircraft and refurbishing it. This is a lot of unknowns, that's why the contract was a basically time and materials type contract, versus a fixed price contract where we knew what the dollar amount, in dollar amount was going to be upon the aircraft being completed. So it's not really a foreign business 101. What we will do in the future, and we're looking at some other operators right now, we will have some type of financial assurances behind them and based on how, their strength we will then grade how much credit we're willing to allow them to be, to receive from us on a go-forward basis.

Operator:           Thank you. Your next question comes from Chris Doucet of
Doucet Asset Management. Please go ahead.

Chris Doucet:       Hey, guys. Congratulations to your new management team on
quickly getting this company back to profitability.

Ian Herman:         Thank you, Chris.

Chris Doucet:       I guess the main issue that you guys have is liquidity and it seems to be your biggest problem in the short term and perhaps in the long term, I had a couple of series of questions I guess I wanted to ask you about that. The first question is, when do you guys expect to receive the sixth aircraft from BCI Aircraft Leasing? And have these planes been retitled yet? And then when do you expect delivery of those planes to Tucson?

John Sawyer:        Well we're in the process now, Chris, of changing the title.
All the title work has been done in Oklahoma City. As Ian stated in the conference call, we signed the settlement agreement with them on April 20th. Since that day we were finalizing all the lien searches, both nationally and internationally through Capetown. All that's been completed. All the aircraft are free and clear. We have signed all the documents related to certain aircraft, serial numbers. The only remaining outstanding issue was we had one engine that we were completing some title work on and once that was completed we were going to close all the transactions. As a matter of fact, our plan is to try to close that transaction I believe in the next 24 hours, sometime between today, tomorrow and Monday, and then we will be making an announcement that that has transpired.

Chris Doucet:       Okay. And when do you expect to have the planes on your
premises in Tucson?

John Sawyer:        The planes are already ready to be moved. Our plan we've got a lot of interest in those aircraft. We've got about four or five different parties that are inspecting them. So we have not decided yet if we're going to move all of them or sell a few just in where they're currently stored in Victorville, California due to the fact that, you know we don't want to incur any more costs or you know dumb (sp?) costs moving aircraft that we can sell and place. So we will be making that decision over the course of the next two weeks as to which aircraft, if at all, depending on what the sales status is on certain aircraft and if they're going to be brought in for maintenance or if they're just going to be sold as is, where is.

Chris Doucet:       And what is the timing on selling these planes?

John Sawyer:        The plan is to have, to be basically out of all this
JetGlobal inventory. Let me go to the, let me, this goes to the heart of the Q and I want everyone that's on the line to understand this. If you look at some of the items on the Q you're going to see things like cash on hand was very low, okay, we're not a typical company that hoards a lot of cash prior to putting filing out. To me, that's just a facade of -- we're a very, our industry is very COD driven, we're spending cash everyday, we're current with all our taxing authorities, we're current with all our payroll issues, all our issue with our employees. As a matter of fact, where most of our jobs are ready to deliver we purchased all the material for that. So if you look at it from the outside it looks kind of scary. The fact that we have no long term debt and we only have our bank line to really reflect on which is about 4.8 million, with the sale of these assets, these JetGlobal assets, which we plan to have done no later than the end of, into the beginning, probably be about mid portion of the third quarter I would see all these aircraft out and delivered, that's our plan. And that will basically extinguish all of our long term or short term debt issues with the bank line. And...

Chris Doucet:       And before the end of this quarter, do you expect to sell
any of the planes?

John Sawyer:        We're looking at trying to have at least two of those
aircraft moved by the end of the second quarter.

Chris Doucet:       Okay. The first five planes, those are Boeing 737 series 200 planes, is that correct?

John Sawyer:        Yes, late model plane.

Chris Doucet:       And what is the sixth plane?

John Sawyer:        The sixth plane is an MD 82.

Chris Doucet:       And you had done $1.1 million worth of work on it and the
book value of the plane before you did the work on it is $1.5 million also, is that correct?

John Sawyer:        The book value of that airplane, ready to go is about $4
million.

Chris Doucet:       Okay. So that that entire plane refurbished and everything was also part of the cash that settlement that you got from BCI?

John Sawyer:        It was part of the cash infusion that their portion that
they owed on that particular asset, yes.

Chris Doucet:       Right. In the Q you mentioned that you expect some time this quarter to get 18% of the Delta claim?

John Sawyer:        That is correct, Delta has filed their emergence from
bankruptcy and our claim has been reserved, and we're in the process of settling that now through our legal counsel out of Denver.

Chris Doucet:       But what is the neighborhood of the legal claim from Delta, is it $5 million, is it $10 million, is it -- how much is it?

John Sawyer:        Well there's still going to be some allowances and
disallowances based on they're still doing the final analysis, but our belief is the claim is somewhere in the neighborhood of around $10 million.

Chris Doucet:       And so our portion would be about $1.8 million.

John Sawyer:        That's our belief, yes.

Chris Doucet:       Okay.

Ian Herman:         If it was all allowed, Chris.

Chris Doucet:       Okay. And I'll step back in the queue and let somebody else ask some questions. Thank you, guys.

Ian Herman:         Thanks, Chris.

Operator:           Thank you. Your next question comes from Dave Novak. Please go ahead.

Dave Novak:         Actually, he had just asked my question, so I'm satisfied.
Thank you very much.

Ian Herman:         Okay.  Operator, are you there?

Operator:           Your next question comes from Madhu Kodali with Fertilemind
Capital.

Madhu Kodali:       Good morning, Ian.  This is Madhu.

Ian Herman:         Hi.

Madhu Kodali:       The revenue from Mexico, is that all from Avolar that you
reported in the segmented information?

Ian Herman:         I believe it is all from Avolar.

Madhu Kodali:       Okay. And the value of these aircraft, for the sixth
aircraft from JetGlobal that you're going to get, is that reflected on the balance sheet and what part of the balance sheet is that?

Ian Herman:         Oh, it's on our balance sheet in relation to our investments in JetGlobal. Just to be clear, so everyone understands, this is not a settlement, a total settlement with BCI. This is a settlement with JetGlobal. We're also due to receive receivable money from BCI in addition to this.

Madhu Kodali:       Okay, thank you.

Operator:           Thank you. Once again, to pose a question, please press
star, then the number one on your touch-tone keypad.

                    Your next question comes from Brett Hogan from West Bay Capital. Please go ahead.

Brett Hogan:        Good morning, guys.

Ian Herman:         Hi Brett.  How are you doing?

Brett Hogan:        I'm doing well, thanks. I guess just to clarify one thing
from the kind of the opening question because it was part of my question. So that the book value of the MDA aircraft is 4 million, so including the 9 million from the first five aircraft, that's kind of a total of 12 million -- you know 13 million of total book value you guys are receiving from JetGlobal?

Ian Herman:         Yeah, I think the point that John was making is that when
you, when that MD 82 is fully ready to go, it's a $4 million aircraft.

Brett Hogan:        Okay. And is it fully ready to go at this point since you've already done maintenance on it?

Ian Herman:         It's pretty close.

Brett Hogan:        Okay. And is HAT more or less back to the kind of full
capacity at this point or at least capacity as of March 31st, 2006 quarter?

John Sawyer:        Yeah, I mean we've got some new contracts starting here in the next few days of some existing customers that we have picked up in the fourth quarter and in the beginning of this year. We're probably running at about an 80% rate as far as what our capacity is currently.

Brett Hogan:        And so you're kind of slowly moving and getting back to...

John Sawyer:        Correct, at full capacity, and we look at being by the end of this quarter which is the next 30 or 40 days being back up to full capacity, which is very, very good for this time of year typically this is the, you know, the Summer is a little bit slower for us, but it looks like we're going to have a real strong Summer into our current backload.

Ian Herman:         I think it's worth emphasizing though that we only operate a single shift with the swing shift, and capacity, what John means by that is capacity in relation to the labor pool that we're currently operating with.

John Sawyer:        That is correct, yeah.

Brett Hogan:        And just as reference, where would you kind of put that
number on an equal (sp?) rated basis in the first quarter with the 4.79 million of aircraft maintenance revenue?

John Sawyer:        About, that was based on about, of our current capacity,
about 75%.

Brett Hogan:        Okay.  I'll jump back in the queue.  Thanks a lot.

John Sawyer:        You bet.

Operator:           Thank you. Your next question comes from Chris Doucet of
Doucet Asset Management. Please go ahead.

Chris Doucet:       Yeah, I'm sorry guys, I just had a couple of quick
follow-ups. First of all, Ian you were talking about the gallop LOI to buy that Boeing 700 plane, could you just give us a little bit more detail? And do you guys plan to lease that or sell that?

Ian Herman:         I'll let John take that.

John Sawyer:        Well we've got a couple of options. We're buying the
aircraft distressed at a good percentage below market, so there's two options with this aircraft. One would be to put it on to some type of long term lease with a solid credit. We've talked with Southwest, we're talking with some other people of that caliber because that's the type of aircraft that they operate on on a daily basis. The other option is this airplane with some minor modification work is an equivalent to a BBJ, Boeing business jet, and there is an extreme backlog for those aircraft. So we're even out talking to the private jet market for this aircraft and marketing it that way. So at this point in time our belief is that we're going to buy the aircraft since, we call it naked (sp?) where it doesn't have a lease attached, and we're going to pursue probably two or three different potential models and customers just to see what's the best fit for us long term. So that we'll definitely get back with everyone on what we're going to do with that asset.

Chris Doucet:       Okay. The second question I had was, how much does Avolar
still owe you guys and when do you expect, what's the timing on full payment on those receivables? I don't know if you addressed that.

John Sawyer:        We didn't. The Avolar, the current outstanding balance is
just right under 2 million. We're receiving a payment today. I spoke with their top management group yesterday and the belief is they will have us paid off in full by the end of next week. That's their plan, one lump sum payment. So we've agreed that, we've already, I was in Mexico City negotiating all that. I just returned about ten days ago from that trip and my understanding is we will have that cleared up. Part of what we're focusing on, Chris, is we felt we'd let the shareholders down, we've let ourselves down, we've let, you know, I can tell you personally I felt like I've let the team down by allowing these receivables, including BCI and Avolar, to get out of range, and it's affected our core business. But you know you've got to look back, I've bounced us off to some of -- other people that are in my industry, they're in the same position and the problem is, sometimes you can't always predict that you're going to have a, that your customers aren't going to do everything they say they're going to do. You know you have a contract, they tell you they're going to honor it, you know, the problem is is that it does no good, as most of you people know, to be in litigation all the time, every time somebody doesn't dot the i or cross the talk. So we tend to be a little bit more accommodating and it's worked for us over the years. The bottom line is this that on a go-forward basis we're going to focus on not letting these receivables get out of line again, okay. We'll just take less work or we're going to hold people to the letter of the law as far as the contracts go, and if they can't perform to the agreement that we've all agreed and signed, then we really don't need to do business with those type of people. We will find people that want to do business with our company because we still are the low cost provider of maintenance in the United States and I believe in the northern hemisphere. So we have got to focus on what made us strong in 2003, 2004, 2005, when we had stellar years and that was that we really kept our nose to the grindstone and watched every nickel and we're revamping that. And really the buck stops with me. I know that's kind of cliche to say that, but it really does, and we're going to make sure that all our customers honor their agreements and if they can't do it then we're going to find customers that will.

Ian Herman:         I think also, to emphasize that point, Chris, our model was always, you know you pay before you take the aircraft, and we're going to be reinforcing that. We allowed ourselves to become more liberal with BCI because we thought we had a good partner, but it turned out to be a bad partner. We allowed the Avolar situation to get out of control simply because it was in Mexico and it was more difficult to monitor. It was a different type of deal. But I believe that the Avolar people are good people and that their intentions are good, and in the long run providing everyone's disciplined that Avolar business could still be good for us.

Chris Doucet:       And I guess my last question, I mean you guys mentioned
somewhere between 15 and $20 million worth of liquidity that you have between now and -- that you don't have now, between now and the end of the third quarter I guess. So from a -- and your main focus has been gaining liquidity and bigger issues than that even, but I'm just kind of curious, I mean from a long term strategic plan, what is your plan going to be with this capital? I mean as far as the stock being listed and possible acquisition candidates out there or what have you, what do you plan to do with the money?

Ian Herman:         Well there are potential acquisition candidates out there
and we are taking a serious look, but our focus in the short term is to maximize the value in our assets and get these 737-200s sold at the best possible price, that MD 82 sold at the best possible price, and putting liquidity to work. We've been starving World Jet. We've been starving Hamilton Aerospace. We need to ensure that that never happens again and that we have adequate working capital for that purpose. And as far as going forward is concerned, as we've said in the opening, the developments that are going on now inside Global Aircraft Leasing Partners, the potential for us is huge. The potential is huge both in maintenance and in parts as well as our share in that enterprise. And there are acquisition opportunities and we hope to be talking about that later in the year.

Chris Doucet:       All right.  Thanks, guys.  Good luck with the quarter.

Ian Herman:         Thanks, Chris.

John Sawyer:        Thanks, Chris.

Operator:           Thank you. Once again, that is star, followed by the number one on your touch-tone keypad at this time.

                    Your next question comes from Madhu Kodali with Fertilemind Capital.

Madhu Kodali:       A couple of more questions, follow-up questions. On the
Avolar you said it's going to be a good business, just a quick update on that. Is it going to be something similar to what you have done in the last few quarters, that (inaudible)? And the second question, looking forward, your revenue from maintenance, parts and trading, how do you see that going forward? Thank you.

John Sawyer:        Well the...

Ian Herman:         John, let me just make an initial comment.

John Sawyer:        Sure, go ahead, Ian.

Ian Herman:         The Avolar situation is first of all they have got to set
the position straight. They say they're going to and we're hoping that's true and we're looking forward to receiving a substantial payment by the end of next week. Following on from that, I think all things are possible but we're going to redo our contract with them. We're not just going to go back to the way it was before, so it becomes very difficult to answer that part of your question. John, have you got something to add to that?

John Sawyer:        No, that's good, Ian.  That's exactly...

Ian Herman:         And what was your question about parts sales?

Madhu Kodali:       Yeah, looking forward, how do you see your business between different segments, maintenance, trading and parts sales?

Ian Herman:         John, do you want to have a go?

John Sawyer:        Yeah, I mean what we're looking to do is we're continually going to be -- I mean we've always planned on growing those sectors, part of the problem has been our liquidity and to stymie those different divisions, so on the go-forward basis as we clean up some of this liquidity issue we've had by selling off some of these assets, we're going to turn around and reinvest some of that capital into from the Hamilton side into adding another variant type of aircraft. We're looking right now at really expanding the 757 that to us it's a workhorse aircraft. It's going to be what we see as the next workhorse heavy aircraft for not only past year but for freighter conversion and we want to get on board with that. We're also talking with Airbus about adding capabilities from that side of the house. And then from the World Jet side we have this tremendous inventory that we've bought for a song and we need to reinvest some capital into having some of that material, especially from the routable side, ready to go. So we're going to put some capital investment into that and that can turn, for every dollar you put into that material can return $3 or $4 in profit so that's where we're going to put our focus going forward in '07. And you're going to see a lot more of that probably in the third quarter and fourth quarter of this year.

Madhu Kodali:       Great, thank you very much.

John Sawyer:        You bet.

Operator:           Thank you. Your next question comes from Steve Mazur with
CRT Capital. Please go ahead.

Steve Mazur:        Hey, guys.  How are you?

Ian Herman:         Hi, Steve.

Steve Mazur:        Listen, at one time, I assume with this liquidity issue
being addressed right now, at one time you were considering selling a portion of World Jet, that I assume on the burner right now permanently?

Ian Herman:         It's -- we're in discussions with the party about taking a deal further forward with them, but I think the shape of the deal would be somewhat different to the one that we announced.

Steve Mazur:        Considering, you know with the receivables from Avolar
coming down, probably from BCI the sale of planes, just my personal thought was I probably wouldn't even want to consider selling the parts business and just leave it as it is. I mean I thought the original reason we're selling some of the parts business is because of the liquidity issue here, and it's...

Ian Herman:         You're absolutely right, and I think that that's why we're reshaping this deal with them.

Steve Mazur:        Okay. I would shape it out and just not shape it
differently.

Ian Herman:         Well it's a different type of deal so.

Operator:           Thank you. At this time there are no further questions. I
will now turn the floor over to Mr. Ian Herman, Chairman of Global Aircraft Solutions for closing remarks.

Ian Herman:         Well once again, I'd like to thank everybody for coming
today to listen to this call. I apologize it was somewhat short notice and we look forward to reporting on our results for the second quarter probably around mid August of this year, and have a good day and have a great weekend.

John Sawyer:        I'd like to also add, Ian, that we had a procedural issue
with the E coming on our symbol, and that that will be removed and we should see that hopefully tomorrow.

Ian Herman:         Thank you, everybody.  Good-bye.

John Sawyer:        Thank you.

Operator:           Thank you. This does conclude today's Global Aircraft
Solutions first quarter 2007 earnings conference call. You may disconnect your lines at this time and have a pleasant day.